Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Receives $788,000 Purchase Order for E-Boost
Mobile EV Charging Solution

Native American Hotel and Casino to Deploy Innovative Solution to Charge EVs for
Guests and for Special Events

FORT LEE, N.J., January 28, 2022 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" "Pioneer Power" or the "Company"), a leader in the design, manufacture and integration of electric power systems and service, including on site power, back-up power and distributed energy systems and controls, today announced that it has received a $788,000 purchase order for its E-Boost© mobile Electric Vehicle (EV) charging solution. E-Boost, which launched on November 8, 2021, is a suite of smart, off-grid, mobile EV charging solutions, designed to meet the growing demand for flexible, mobile and temporary EV charging at events, military deployments, car dealerships, in roadside assistance situations, or wherever mobile EV charging is needed.

The purchase order is valued at approximately $788,000 and is scheduled to be delivered during the first quarter of 2022. The mobile, trailer-mounted unit, or E-Boost Mobile, will be delivered to a Native American hotel and casino in Minnesota. This Native American Tribe owns more than 50 casinos in the United States, and this purchase represents their first mobile EV charging initiative at one of their flagship properties.

“Industry estimates suggest that sales of EVs will grow at a compound annual growth rate (CAGR) of better than 20% through at least 2030, representing the fastest-growing segment of the automotive market,” commented Nathan Mazurek, Pioneer’s Chairman, and Chief Executive Officer. “Developing sustainable, propane-powered, charging solutions for these EVs, wherever they may travel, is a key component of enabling this growth and electrifying our roads while minimizing carbon emissions as much as possible. Our smart, innovative and custom mobile solutions are available today to meet this need, and this first order, less than 90 days after we launched the suite of products, demonstrates the growing demand for this technology. These solutions can be deployed in countless ways, and we have designed these offerings to address multiple applications and countless potential customers.”

“Customers are eager for these solutions, and the response since we launched this initiative in November has been overwhelming,” added Geo Murickan, President of the Pioneer Power Mobility unit. “We enjoy a significant first-to-market advantage. Leveraging Pioneer’s deep industry expertise in customized power solutions, we were able to quickly design, prototype, validate, and launch the E-Boost line, and booking the first order in less than three months underscores the strong and growing demand for our mobile EV charging solutions.”

Key features of this E-Boost Mobile solution include:

•	A 400 kw generator integrated on a trailer, powered by clean propane
•	Rooftop solar power and battery storage
•	One level-3, 120kw high-capacity dual DC charger with dual cables for rapid charging

•	Two level-2, stationary chargers, enabling up to four vehicles to be recharged simultaneously
•	Complete compatibility with CCS, CHAdeMO & Tesla plug-in standards
•	An adjoining internet café trailer, providing users with a 120V power connection, high-speed internet access, and healthy snacks and drinks from a vending machine all while their EVs recharge
•	This solution can also supply a large portion of the casino’s backup power needs when required
•	Seamless and sophisticated hardware and software integration to ensure hands-free, automated refueling and remote monitoring and maintenance for continuous uptime.

To learn more about the entire suite of E-Boost products, please visit http://www.pioneer-emobility.com/.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture and distribution of on-site power equipment, distributed generation and Energy infrastructure for applications in the EV, utility, industrial, commercial and backup power markets. The Company’s principal products include EV charging products, distribute energy resource management, switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company’s chairman may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company’s common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com